Exhibit 99.1

FROM:  P.A.M. TRANSPORTATION SERVICES, INC.
P.O. BOX 188
Tontitown, AR 72770
Larry J. Goddard
(479) 361-9111
P.A.M. TRANSPORTATION SERVICES, INC.
ANNOUNCES RESULTS FOR THE THIRD QUARTER
ENDED SEPTEMBER 30, 2010

Tontitown, Arkansas, October 27, 2010......P.A.M. Transportation Services, Inc. (NASDAQ:  PTSI) today reported net loss of $490,727 or diluted and basic loss per share of $0.05 for the quarter ended September 30, 2010, and net income of $455,403 or diluted and basic earnings per share of $0.05 for the nine month period then ended. These results compare to a net loss of $1,229,753 or diluted and basic loss per share of $0.13, and net loss of $6,931,995 or diluted and basic loss per share of $0.74, respectively, for the three and nine months ended September 30, 2009.

Operating revenues, including revenue from fuel surcharges, were $86,706,023 for the third quarter of 2010, a 13.0% increase compared to $76,743,324 for the third quarter of 2009. Operating revenues, including fuel surcharges, were $253,790,755 for the nine months ended September 30, 2010, a 20.3% increase compared to $211,037,835 for the nine months ended September 30, 2009.

Daniel H. Cushman, President of the Company, commented, “Third quarter results did not meet our expectations. After making money in the second quarter, following several quarters of losses, we had hoped we had turned the corner to consistent profitability. A softer freight market in the third quarter along with some increased costs slowed our momentum. We were pleased by our continued progress in several key areas. Our rate per total mile improved by 4.2% from the second quarter 2010 to the third quarter 2010. For the third quarter 2010 compared to the third quarter 2009, we were able to increase our rate per total mile by 3.1%, while reducing miles traveled hauling brokerage freight to 2.7% from 7.2% of total miles, and reducing empty miles to 6.1% from 7.6%. Improvements in negotiated fuel surcharges for the quarter ended September 30, 2010 allowed us to reduce our cost per gallon of fuel, net of surcharge, despite a 13.2% increase in the gross cost per gallon of our fuel compared to the same quarter in 2009. We have also seen growth in our expedited, dedicated and Mexico service offerings.

During the third quarter 2010, we completed the final step to consolidate our operations into one operating entity, PAM Transport, Inc. On September 30, 2010 we sold the portion of our brokerage operations doing business as East Coast Transport & Logistics, LLC operating out of Paulsboro, NJ.  While this sale will decrease revenue, it will not have a material effect on our net income. The sale of East Coast will allow us to better focus on our Supply Chain Solution operation, which is a program that is truly integrated with and complements our asset based operations and which is directed and controlled at our headquarters in Tontitown, Arkansas. This sale resulted in a pre-tax gain of approximately $460,000 reported in the third quarter 2010.

The third quarter 2010 also saw a sharp increase in demand for qualified drivers. This shift necessitated the removal of the 5% pay reduction in August 2010 that had been in effect since June 2009. This change added approximately $.7 million expense to the third quarter of 2010 compared to the second quarter.  Increased competition for drivers resulted in elevated turnover, and a 42 truck reduction in the number of revenue producing units for the third quarter 2010 compared to the second quarter, resulting in approximately $2.0 million in lost revenue. We anticipate the shortage of qualified drivers to become more severe as carriers react to better market conditions by increasing fleet size, and due to the implementation of the Comprehensive Safety Analysis 2010 (CSA2010) program, which imposes more stringent safety requirements upon the company and our drivers than current programs.

Hurricane Alex hit northeastern Mexico on July 1, 2010 and caused significant damage to highway and bridge infrastructure for many of the primary travel corridors in the region. This damage closed or diverted many of our freight lanes into and out of Mexico for several weeks, and resulted in approximately $1.2 million in lost revenue.

While our results for the quarter did not meet our expectations, we view our discipline in adherence to our model of hauling the right freight, to the right place for the right rate as the initial investment to provide the foundation for sustainable future growth.”

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited)
	Quarter ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenue, before fuel surcharge	$74,798,482	$67,668,041	$217,096,942	$190,304,673
Fuel surcharge	11,907,541	9,075,283	36,693,813	20,733,162
	86,706,023	76,743,324	253,790,755	211,037,835

Operating expenses and costs:
Salaries, wages and benefits	27,776,038	26,090,975	81,746,198	74,175,984
Fuel expense	23,311,750	20,394,592	72,303,472	51,877,778
Operating supplies and expenses	7,852,497	6,614,221	21,942,674	19,839,993
Rent and purchased transportation	15,241,114	10,170,931	37,563,501	28,791,337
Depreciation	6,957,323	8,336,276	19,998,790	25,716,333
Operating taxes and licenses	1,292,981	1,095,343	3,614,027	3,791,309
Insurance and claims	3,218,946	3,174,733	9,652,213	9,347,553
Communications and utilities	685,719	649,085	2,055,408	1,984,885
Other	1,321,048	1,295,659	3,604,899	3,745,197
(Gain) loss on disposition of equipment	(471,872)	270,565	(501,254)	294,817
Total operating expenses and costs	87,185,544	78,092,380	251,979,928	219,565,186

Operating (loss) income	(479,521)	(1,349,056)	1,810,827	(8,527,351)

Interest expense	(590,728)	(562,755)	(1,697,649)	(1,855,677)
Non-operating income (expense)	271,324	(159,546)	659,283	(826,539)

(Loss) income before income taxes	(798,925)	(2,071,357)	772,461	(11,209,567)
Income tax (benefit) expense	(308,198)	(841,604)	317,058	(4,277,572)

Net (loss) income	$(490,727)	$(1,229,753)	$455,403	$(6,931,995)

Diluted (loss) earnings per share	$(0.05)	$(0.13)	$0.05	$(0.74)

Average shares outstanding – Diluted	9,414,607	9,415,369	9,419,100	9,414,355

	Quarter ended September 30,		Nine Months Ended September 30,
Truckload Operations	2010	2009	2010	2009

Total miles	47,107,260	47,010,122	145,284,559	130,500,948
Operating ratio*	101.69%	102.64%	99.51%	105.68%
Empty miles factor	6.06%	7.59%	6.13%	8.06%
Revenue per total mile, before fuel surcharge	$1.28	$1.24	$1.25	$1.25
Total loads	70,303	77,999	216,504	211,566
Revenue per truck per work day	$540	$532	$547	$493
Revenue per truck per week	$2,700	$2,660	$2,735	$2,465
Average company trucks	1,717	1,680	1,714	1,701
Average owner operator trucks	28	33	29	33

Logistics Operations
Total revenue	$14,500,880	$9,283,231	$36,006,756	$27,015,765
Operating ratio	96.28%	97.91%	97.44%	97.25%

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* Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.